Exhibit 10.15

AMENDMENT TO COMMERCIAL BUILDING LEASE

THIS AGREEMENT made this 8th day of September, 2005, by and between Applied Buildings, LLC, hereinafter referred to as “Lessor”, and Wageworks, Inc., hereinafter referred to as “Tenant”.

WHEREAS, Lessor and HCAP Strategies, Inc., on the 17th day of December, 2004, entered into a Commercial Building Lease for 10375 North Baldev Court, Mequon, Wisconsin, which Lease was assigned to Tenant on the 15th day of May, 2005; and

WHEREAS, the parties hereto axe desirous of amending said Commercial Building Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

The provisions of Paragraph #2 are deleted in their entirety, and the following new Paragraph #2 is inserted:

2. PAYMENT OF RENTALS. The Tenant covenants and agrees to pay the Lessor at its office or at such other place as the Lessor may from time to time designate in writing, a fixed annual minimum rent, hereinafter called “rent” of Four hundred twenty four thousand two hundred seventy two Dollars ($424,272.00), payable in equal monthly installments of Thirty five thousand three hundred fifty six Dollars ($35,356.00) on the first day of each and every month, in advance, during the Term of this Lease. The first monthly installment of the rent shall become due and payable upon February 1, 2006. Upon Tenant’s acceptance and occupancy of the Premises as set forth in Section 33, below (“Commencement Date”) which is anticipated to be on or about November 1, 2005, but the Commencement Date is subject to and shall be finally determined by Sections 33 and 34, the Tenant shall commence to pay all other costs which are the responsibility of the Tenant as further set forth in this Lease. Such additional rent may be estimated and billed monthly by the Lessor, and in such case as the same shall be adjusted annually. Such additional rent shall be paid by the Tenant within ten (10) business days after billing. Lessor shall provide a detailed statement showing what is included as additional rent, and Lessor and Tenant shall resolve any disputes over any additional rental in good faith.

The provisions of Paragraph #36 are deleted in their entirety.

The Commercial Building Lease dated the 17th day of December, 2004, as modified by this Agreement, shall continue to define the rights and obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Agreement the day and year first written above.

APPLIED BUILDINGS, LLC

By:	/s/ S.K Mehta
S.K. Mehta, Member

WAGE WORKS, INC.

By:	/s/ Scott P. Halstead	September 8, 2005
Scott P. Halstead, President
By:	/s/ Dickson Leung	September 8, 2005
Dickson Leung, Secretary

STATE OF WISCONSIN)
ss
WI COUNTY)

Personally came before me this 13 day September, A.D. 2005. the above-named Applied Buildings, LLC. By S.K. Mehta, Member, to me known to be the person who executed the foregoing instrument and acknowledged the same.

/s/ Rosanne J. Mehta
Notary Public, State of Wisconsin
My Commission:	3 - 4 - 2007

STATE OF CALIFORNIA)
ss
San Mateo COUNTY)

Personally came before me this 8 day of September, A.D. 2005, the above-named Wageworks, Inc., by Scott P. Halstead, its President, and Dickson Leung, its Secretary, to me known to be the persons who executed the foregoing instrument and acknowledged the same.

/s/ Metrock Nushwat
Notary Public, State of California
My Commission:	2 - 11 - 2007